Exhibit 99.1

              MONROE BANCORP AMENDS TITLE OF CHAIRMAN OF THE BOARD

    BLOOMINGTON, Ind., June 1 /PRNewswire-FirstCall/ -- The Board of Directors of Monroe Bank announced today that they have changed Charles R. Royal's title from "Interim Chairman of the Board" to "Chairman of the Board." Mark D. Bradford, president and CEO, indicated that the change was made to eliminate confusion concerning Mr. Royal's position.

    "I am excited about working with Mr. Royal in his role as Chairman of the Board as we continue to grow our business and increase shareholder value," said Mr. Bradford.

    Mr. Royal has served as a director of the Company and Bank since 1987. The Company's previous chairman, David Baer, retired at the completion of Monroe Bancorp's April 28, 2005 Annual Shareholder's Meeting after providing nearly 25 years of service to the organization.

    Monroe Bancorp, headquartered in Bloomington, Indiana, is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892 and offers a full range of financial, trust and investment services through its 17 offices in Central and South Central Indiana. The Company's common stock is traded on the NASDAQ National Stock Market under the symbol MROE.

        Contact: Mark D. Bradford
        President, Chief Executive Officer
        (812) 331-3455
        Media Contact: Lisa Herrmann
        Marketing Specialist
        (812) 331-3434

SOURCE  Monroe Bancorp
    -0-                             06/01/2005
    /CONTACT: Mark D. Bradford, President, Chief Executive Officer, +1-812-331-3455, or Media Contact: Lisa Herrmann, Marketing Specialist, +1-812-331-3434, both of Monroe Bancorp/